Exhibit 99.1

Applied Molecular Transport Appoints Holly Schachner, M.D.

to its Board of Directors

SOUTH SAN FRANCISCO, Calif., August 24, 2021 — Applied Molecular Transport Inc. (Nasdaq: AMTI) (AMT), a clinical-stage biopharmaceutical company, today announced the appointment of Holly Schachner, M.D. a seasoned and accomplished industry veteran to its Board of Directors.

“We are very excited to welcome Dr. Schachner to AMT’s Board of Directors,” said Tahir Mahmood, Ph.D., chief executive officer and co-founder of AMT. “Holly’s extensive experience and expertise in late-stage global clinical development and medical affairs across a broad range of therapeutic areas, coupled with her strengths in organizational development, will be invaluable as AMT prepares for the next stage of growth.”

Dr. Schachner added, “This is an exciting time to join the AMT Board of Directors. The company’s unique platform is opening new possibilities in mucosal immunology and in a wide range of diseases with unmet need. I look forward to collaborating with the AMT executive leadership team and my fellow board members to further advance the company’s portfolio of potentially transformational oral biologic therapeutics.”

Dr. Schachner currently serves as chief medical officer of DoubleRainbow Biosciences, Inc. Prior to Double Rainbow, Dr. Schachner was senior vice president and therapeutic head of clinical science at MyoKardia, where she led a new therapeutic area focused on diastolic dysfunction, myocardial inflammation, and ischemia. Prior to joining MyoKardia, Dr. Schachner was chief medical officer of specialty medicine at Allergan, where she led the transformation to a matrixed medical organization and developed innovative and global approaches to education and clinical trials. Dr. Schachner’s career includes leadership roles as North America medical head for the diabetes cardiovascular (DCV) business unit at Sanofi, as well as serving simultaneously as U.S. medical chair. Earlier in her career, Dr. Schachner held medical leadership positions at Bayer Diabetes Care, Pfizer, Inc., and at Columbia University.

Dr. Schachner holds a B.S. in Psychology from the University of Michigan, an M.D. from Stony Brook School of Medicine and completed a pediatric residency and pediatric endocrinology fellowship at the Mount Sinai Medical Center in New York.

About AMT-101

AMT-101 is a novel GI-selective, oral fusion of hIL-10 and AMT’s proprietary carrier molecule, currently in development in four Phase 2 clinical trials in inflammatory bowel diseases and rheumatoid arthritis. AMT-101 is designed to cross the intestinal epithelial (IE) barrier with limited entry into the bloodstream, thereby focusing hIL-10 at the primary site of inflammation for UC and potentially avoiding the side effects observed with systemic administration. By design, AMT-101 is actively transported through the IE barrier into the GI tissue, the primary site of inflammation in UC.

About AMT-126

AMT-126 is a novel GI-selective, oral fusion of hIL-22 and AMT’s proprietary carrier molecule currently in development for diseases related to IE barrier defects. IL-22 is a cytokine that repairs structural and functional defects of the IE barrier and induces microbial defense. AMT-126 is designed to act locally on the epithelial cells of the intestinal tissue, thereby repairing the IE barrier and supporting mucosal healing, potentially translating into clinically meaningful improvements in a broad range of GI-focused, peripheral inflammatory and other diseases.

About Applied Molecular Transport Inc.

Applied Molecular Transport Inc. is a clinical-stage biopharmaceutical company leveraging its proprietary technology platform to design and develop a pipeline of novel oral biologic product candidates to treat autoimmune, inflammatory, metabolic, and other diseases. AMT’s proprietary technology platform allows it to exploit existing natural cellular trafficking pathways to facilitate the active transport of diverse therapeutic modalities across the intestinal epithelial (IE) barrier. Active transport is an efficient mechanism that uses the cell’s own machinery to transport materials across the IE barrier. AMT believes that its ability to exploit this mechanism is a key differentiator of its approach. AMT is developing additional oral biologic product candidates in patient-friendly oral forms that are designed to either target local intestinal tissue or enter systemic circulation to precisely address the relevant biology of a disease.

AMT’s headquarters, internal GMP manufacturing and lab facilities are located in South San Francisco, CA. For additional information on AMT, please visit www.appliedmt.com

Forward-Looking Statements

This press release contains forward-looking statements as that term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements involve substantial risks and uncertainties. All statements other than statements of historical facts contained in this press release are forward-looking statements including statements relating to AMT’s plans, expectations, forecasts and future events. Such forward-looking statements include, but are not limited to, the potential of, and expectations regarding AMT’s technology platform and AMT’s internal manufacturing capabilities, statements regarding the optimization or expansion of our product development plans or the design of future clinical trials, statements regarding the potential of AMT-101 and AMT-126 or regarding AMT-101 and AMT-126 clinical trials, including the timing of data readouts from such trials and our ability to replicate past clinical development strategies, statements regarding the potential for AMT’s product candidates to treat or provide clinically meaningful outcomes for certain medical conditions or diseases, and assumptions regarding the biological mode of action of our product candidates and the potential to avoid side effects with our product candidates. In some cases, you can identify forward-looking statements by terminology such as “believe,” “estimate,” “intend,” “may,” “plan,” “potentially,” “will,” “expect,” “enable” or the negative of these terms or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. Actual events, trends or results could differ materially from the plans, intentions and expectations disclosed in these forward-looking statements based on various factors. Information regarding the foregoing and additional risks may be found in the section entitled “Risk Factors” in AMT’s Annual and Quarterly Reports on Form 10-K and 10-Q filed with the Securities and Exchange Commission (the “SEC”), and AMT’s future reports to be filed with the SEC. These forward-looking statements are made as of the date of this press release, and AMT assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements, except as required by law.

Investor Relations Contact:

Andrew Chang

Head, Investor Relations & Corporate Communications

achang@appliedmt.com

Media Contacts:

Alexandra Santos

Wheelhouse Life Science Advisors

asantos@wheelhouselsa.com

Aljanae Reynolds

Wheelhouse Life Science Advisors

areynolds@wheelhouselsa.com